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                         [ERNST & YOUNG LLP LETTERHEAD]


November 8, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:       CallNOW.com, Inc. (the "Company")

Gentlemen:

We have read the letter (the "Company Letter") dated November 8, 1999 from the Company to the Securities and Exchange Commission.

With respect to the first and second paragraphs of the Company Letter, we are in agreement with the statements contained therein relative to the termination of our auditor-client relationship, the absence of reportable disagreements, and our report on the Company's financial statements.

It should be noted that we have not performed any audit work regarding such matters subsequent to the date of our report (June 6, 1997) on the Company's financial statements for the year ended December 31, 1996.


                                             /s/ Ernst & Young LLP
                                             Ernst & Young LLP








       Ernst & Young LLP is a member of Ernst & Young International, Ltd.

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                                             November 8, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

On March 30, 1999, CallNOW.com, Inc. (the "Company") dismissed Ernst & Young LLP ("E&Y") as the Company's independent public accountants and auditors, a capacity in which that firm had served for approximately 2 years, and selected Horton
& Company, LLC to replace E&Y in this role. The decision to dismiss the Company's accountants and auditors was approved by the Company's full Board of Directors.

During the fiscal year ended December 31, 1996 and the subsequent period through March 30, 1999, the date on which E&Y was dismissed as the Company's independent public accountants and auditors, there were no disagreements between the Company and E&Y on any matter relating to accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to E&Y's satisfaction would have caused it to make reference to the subject matter of disagreement in connection with its report. In addition, E&Y's report on the Company's financial statements for the fiscal year ended December 31, 1996 contained no adverse opinions or disclaimers of opinion, nor were such reports qualified as to audit scope or accounting principles.

The Company has authorized E&Y to respond fully to the inquiries of Horton & Company, LLC. The Company has provided E&Y with a copy of the disclosures contained in this Letter and has requested that E&Y furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company herein.

CallNOW.com, Inc.

By: /s/ Christopher R. Seelbach
   -------------------------------------
    Christopher R. Seelbach
    Chief Operating Officer and
    Acting Chief Financial Officer